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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          NEW MEDIUM ENTERPRISES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    64704E104
                                 (CUSIP Number)

   Ethel Schwartz, 1510 51st Street, Brooklyn, New York 11219, (718) 435-5291
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 6, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   64704E104

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

   Ethel Schwartz
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)  X
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Source of Funds (See Instructions)   PF

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6. Citizenship or Place of Organization
               U.S.A
--------------------------------------------------------------------------------
Number of
Shares               7. Sole Voting Power - 10,704,444 (i) (ii)
Beneficially
Owned by                (ii) Includes 5,000,000 options issued pursuant to the
Each                         2001 Stock Option Plan.
Reporting        ---------------------------------------------------------------
Person With          8. Shared Voting Power

                 ---------------------------------------------------------------
                     9. Sole Dispositive Power   10,704,444 (i)(ii)

                 ---------------------------------------------------------------
                    10. Shared Dispositive Power

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

    10,704,444 (i)(ii)

    (i) Ethel Schwartz disclaims beneficial ownership to any shares owned by Hyman Schwartz, her husband, and Eva Beilus, her sister.
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)   8.9%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)

    IN
--------------------------------------------------------------------------------

Item 1.   Security and Issuer

This statement relates to the common stock, ($.0001) par value per share of New Medium Enterprises, Inc., a Nevada corporation (the "Issuer"). The principal executive offices of the Issuer are located at 4706 18th Avenue, Brooklyn, New York 11219.

Item 2.   Identity and Background

          (a)  Name- Ethel Schwartz

          (b)  Residence or business address- 1510 51st Street, Brooklyn, NY
               11219

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - President, Chief Executive Officer and Treasurer of the Issuer.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3.   Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were personal funds. Additional shares were issued in lieu of cash compensation for employment.

Item 4.   Purpose of Transaction

          (a) Securities acquired in New Medium Enterprises, Inc. as one of principal shareholders and founders of the Company.

Item 5.   Interest in Securities of the Issuer

          (a) 5,704,444 Shares and options to purchase an additional 5,000,000 shares of common stock

          (b) 5,704,444 Shares and options to purchase an additional 5,000,000 shares of common stock

          (c)  N/A

          (d)  N/A

          (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - N/A

Item 7.   Material to Be Filed as Exhibits - N/A

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/13/02


Signature: /s/ Ethel Schwartz
               Ethel Schwartz

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No.   64704E104

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

   Eva Beilus
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)  X
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Source of Funds (See Instructions)   PF

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6. Citizenship or Place of Organization
               U.S.A
--------------------------------------------------------------------------------
Number of
Shares               7. Sole Voting Power - 3,650,000 (i)(ii)
Beneficially
Owned by                (ii) Includes 2,000,000 options issued pursuant to the
Each                         2001 Stock Option Plan.
Reporting        ---------------------------------------------------------------
Person With          8. Shared Voting Power

                 ---------------------------------------------------------------
                     9. Sole Dispositive Power   3,650,000 (i)(ii)

                 ---------------------------------------------------------------
                    10. Shared Dispositive Power

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

    3,650,000 (i)(ii)

    (i) Eva Beilus disclaims beneficial ownership to any shares owned by
    Ethel Schwartz, her sister, and Hyman Schwartz, her brother-in-law.
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)   3.05%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)

    IN
--------------------------------------------------------------------------------

Item 1.   Security and Issuer

This statement relates to the common stock, ($.0001) par value per share of New Medium Enterprises, Inc., a Nevada corporation (the "Issuer"). The principal executive offices of the Issuer are located at 4706 18th Avenue, Brooklyn, New York 11219.

Item 2.   Identity and Background

          (a)  Name- Eva Beilus

          (b)  Residence or business address- 278 Penn Street, Brooklyn, NY
               11219

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Vice-President of Merchandising and Secretary of Issuer.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3.   Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were personal funds.

Item 4.   Purpose of Transaction

          (a) Securities acquired in New Medium Enterprises, Inc. as one of principal shareholders and founders of the Company.

Item 5.   Interest in Securities of the Issuer

          (a) 1,650,000 Shares and options to purchase an additional 2,000,000 shares of common stock.

          (b) 1,650,000 Shares and options to purchase an additional 2,000,000 shares of common stock.

          (c)  N/A

          (d)  N/A

          (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - N/A

Item 7.   Material to Be Filed as Exhibits - N/A

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/13/02


Signature: /s/ Eva Beilus
               Eva Beilus

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No.   64704E104

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

   Hyman Schwartz
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)  X
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Source of Funds (See Instructions)   PF

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6. Citizenship or Place of Organization
               U.S.A
--------------------------------------------------------------------------------
Number of
Shares               7. Sole Voting Power - 2,360,000 (i)(ii)
Beneficially
Owned by                (ii) Includes 1,000,000 options issued pursuant to the
Each                         2001 Stock Option Plan.
Reporting        ---------------------------------------------------------------
Person With          8. Shared Voting Power

                 ---------------------------------------------------------------
                     9. Sole Dispositive Power   2,360,000 (i)(ii)

                 ---------------------------------------------------------------
                    10. Shared Dispositive Power

--------------------------------------------------------------------------------
11. Aggregate Amount Beneficially Owned by Each Reporting Person

    2,360,000 (i)(ii)

     (i) Hyman Schwartz disclaims beneficial ownership to any shares owned by Ethel Schwartz, his wife, and Eva Beilus, 11. his sister-in-law.
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13. Percent of Class Represented by Amount in Row (11)   1.97%

--------------------------------------------------------------------------------
14. Type of Reporting Person (See Instructions)

    IN
--------------------------------------------------------------------------------

Item 1.   Security and Issuer

This statement relates to the common stock, ($.0001) par value per share of New Medium Enterprises, Inc., a Nevada corporation (the "Issuer"). The principal executive offices of the Issuer are located at 4706 18th Avenue, Brooklyn, New York 11219.

Item 2.   Identity and Background

          (a)  Name- Hyman Schwartz

          (b)  Residence or business address- 1510 51st Street, Brooklyn, NY
               11219

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Chief Executive of Hyett Capital Ltd., 1510 51st Street, Brooklyn, New York 11219.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3.   Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were personal funds.

Item 4.   Purpose of Transaction

          (a) Securities acquired in New Medium Enterprises, Inc. as one of principal shareholders and founders of the Company.

Item 5.   Interest in Securities of the Issuer

          (a) 1,360,000 Shares and options to purchase an additional 1,000,000 shares of common stock.

          (b) 1,360,000 Shares and options to purchase an additional 1,000,000 shares of common stock.

          (c)  N/A

          (d)  N/A

          (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - N/A

Item 7.   Material to Be Filed as Exhibits - N/A

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/13/02


Signature: /s/ Hyman Schwartz
               Hyman Schwartz

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.